UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 19, 2008
(Date of earliest event reported)

ELECTRO ENERGY INC.

(Exact name of registrant as specified in charter)

Florida	333-90614	59-3217746

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Shelter Rock Road, Danbury, Connecticut	06810

(Address of principal executive of offices)	(Zip code)

(203) 797-2699

(Registrant's telephone number including area code)

n/a

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation

On September 19, 2008, Electro Energy, Inc. (“EEI”) received a notice from The Quercus Trust (“Quercus”), the holder of (i) that certain 10% Senior Secured Convertible Debenture in the amount of $18 million, dated December 7, 2007, issued by EEI to Quercus and (ii) that certain 10% Senior Secured Convertible Debenture in the amount of $625,000, dated August 18, 2008, issued by EEI to Quercus (each, a “Debenture”), stating that there has occurred an Event of Default, as that term is defined in the Debentures.

The Notice of Default referred to Section 3(a)(iv) of each Debenture, which states that an Event of Default occurs when “the Company shall fail to pay, or shall state in writing that it is unable to pay its debts generally as they become due”. The Notice of Default further asserts that because EEI’s press release dated September 16, 2008 and filed with the Commission, (the “Press Release”) which stated that EEI has nearly depleted its cash reserves, that it has been unsuccessful in its efforts to raise additional capital, and consequently, that EEI would suspend operations immediately, as well as the facts as set forth in the Press Release, constituted an Event of Default pursuant to Section 3(a)(iv) of the Debentures. The Notice of Default further asserts that, as a consequence of such Event of Default, all payments due under each Debenture have automatically accelerated pursuant to Section 3(b) thereof. The Notice of Default also stated that absent the immediate payment in full of the amounts due under the Debentures, Quercus will pursue all of its remedies, including, but not limited to, enforcement of the security agreement that secures the obligations under each Debenture.

EEI has not conceded that the Press Release or the facts described therein constitute an Event of Default under the terms of the Debentures and has not waived any rights, remedies or defenses that it may have thereunder or pursuant to applicable law.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRO ENERGY INC.

September 25, 2008	By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: Chief Executive Officer